Exhibit 10.5

CONSULTING AGREEMENT

AGREEMENT, dated as of July 1, 2013 by and between AV Therapeutics, Inc., a Delaware corporation (“AVT”), and JAN GELIEBTER (the “Consultant”).

RECITALS

Consultant and AVT desire to confirm the terms under which Consultant will render research services for AVT.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Engagement.

AVT hereby engages Consultant to serve as a “Secretary.”  In such capacity Consultant shall have the responsibility and authority with respect to AVT’s scientific development activities, subject to the general policies and directions of the Board of Managers of AVT.

During the Term (as defined below) at each meeting of the Members of AVT at which members are to be elected to the Board or at such time as Members may act by written consent to elect members to the Board, AVT shall nominate Consultant to serve as a member of its Board.

AVT acknowledges that Consultant currently serves as an Professor at the New York College of Medicine.  Consultant shall devote such time to the Company’s affairs as shall be necessary to properly perform his duties, subject in all events to his obligation to New York Medical College.

2. Term.

The term of the Consultant’s engagement under this Agreement shall commence on July 1, 2013 and continue for four (4) years with automatic one (1) year renewals unless notified in writing by either party sixty (60) days prior to the end of the term that that they do not want to continue Agreement.

3. Compensation.

3.1 Consulting Fee.  AVT shall pay Consultant a fee (“Consulting Fee”) of $48,000 per annum, to be paid in equal increments not less frequently then monthly with a five (5) percent annual increase.  Any increase over 5 (5) percent in compensation will be negotiated sixty days before the anniversary date and amended to this Agreement. In addition, the Consultant shall be paid a signing bonus in the amount of $35,000, which shall be paid over two years in equal increments not less frequently then monthly, or as amended by the Board.  Payment shall accrue from the Agreement date and begin with the raising of $1.0 million.

3.2 Out-of-Pocket Expenses.  AVI shall promptly pay to Consultant the reasonable expenses incurred by him in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by Consultant, shall promptly reimburse him for such expenses, provided that the Consultant properly accounts therefore in accordance with AVT’s policy.

4. Termination.

This Agreement shall terminate immediately upon the Consultant’s death and may be terminated as follows:

4.1.  For Cause.  AVT shall have the right to terminate this Agreement for “Cause.”  A termination for “Cause” is a termination evidenced by a resolution adopted by a vote of a majority of the members of the entire Board of AVT finding that Consultant has:

4.1.1. repeatedly breached, failed, refused or neglected to comply with any of the material terms of this Agreement, other than as a result of a disability; or
4.1.2.  repeatedly failed, refused or neglected to perform his material duties under this Agreement, for reasons other than disability; or

4.1.3.  willfully or intentionally failed to carry out, in any material respect, the instructions of the Board; or

4.1.4.  been convicted of any felony in a court of law; or
has had imposed on him any sanction by any governmental authority which would preclude AVT from qualifying for or participating in any federal, state or other grant program which would otherwise be available to AVT.  It will be provided, however, that (A) in the case of clauses (i), (ii) and (iii) above, the Consultant shall receive thirty (30) days’ advance written notice that the Board intends to meet to consider terminating this Agreement and specifying the actions constituting Cause, the Consultant shall have the opportunity to cure the conduct constituting Cause during such thirty (30) day period and/or the Consultant shall be given a reasonable opportunity to be heard by the Board on the issue prior to the Board’s vote on the matter and (B) any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for AVT  shall be conclusively presumed to be done, or omitted to be done, by Consultant in good faith and in the best interests of AVT.

4.2.  Upon Disability.  AVT shall have the right to terminate this Agreement as a result of Consultant’s “Disability.”  For purposes of this Agreement, a termination for “Disability” shall occur:

4.2.1. upon the thirtieth (30th) day after the Board has provided a written termination notice to Consultant supported by a written statement from a reputable independent physician mutually selected by the parties to the effect that Consultant has become so incapacitated as to be unable to resume his services on behalf of AVT within 120 days due to physical or mental illness or injury; or

4.2.2. upon rendering of a written termination notice by AVT after Consultant has been unable to substantially perform his duties hereunder for 90 consecutive days or for 100 days in any 360 day period due to any physical or mental illness or injury.

If the Board determines, in good faith, that the Disability of the Consultant has occurred, it may give to the Consultant written notice of its intention to terminate this Agreement.  In such event, this Agreement shall terminate effective on the 30th day after receipt of such notice by Consultant; provided that, within the 30 days after such receipt, the Consultant shall not have returned to full-time performance of his duties and indicated an ability to continue to perform such duties on a full-time basis.  For purposes of this Section, the Consultant agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician mutually selected by the parties.

5. Payments Upon Termination.

5.1. Death or Disability.  In the event of the termination of this Agreement as a result of Consultant’s death or Disability, AVT shall:

5.1.1. pay to Consultant or his estate, as the case may be, the Consulting Fee through the date of his death or Disability (pro rated for any partial month);

5.1.2. reimburse the Consultant, or his estate, as the case may be, for any expenses pursuant to Section 3 (the amounts payable pursuant to the foregoing clauses 3.1 and 3.2 are hereafter referred to as the “Accrued Obligations”).

5.2 By AVT for Cause or by the Consultant Voluntarily.  In the event this Agreement is terminated by AVT for Cause, or by the Consultant voluntarily, AVT shall pay to Consultant the Accrued Obligations, and the Consultant shall have no further entitlement to any other compensation or benefits from AVT, except as set forth herein.

5.3 By AVT Without Cause; Consultant with Good Reason.  If this Agreement is terminated by AVT without cause or by Consultant for “Good Reason,” AVT shall immediately upon receipt of a release from Consultant of AVT and its officers, Board members, employees and agents from any claims Consultant may have solely by reason of the termination of this Agreement pay to Consultant the Accrued Obligations plus an amount equal to one year’s Consulting Fee at the rate then in effect.

For purposes of this Agreement “Good Reason” shall mean:

(i)             Removal from or failure to appoint Consultant to the Board;

(ii)            Reduction in the Consulting Fee payable hereunder;

(iii)           The continuous breach, failure or refusal of AVT to comply with any material provision of this Agreement;

provided, Consultant shall give AVT thirty (30) days notice that he intends to terminate this Agreement and AVT shall fail to remedy such breach within such thirty (30) days.

6. Covenant Regarding Inventions.

6.1. Transfer of Rights.  In consideration of AVT’s engagement of Consultant pursuant to this Agreement, Consultant hereby transfers to AVT all intellectual property rights and proprietary information related to the focus of the research or the Licensed Rights (as such terms are defined below) which the Consultant may now own or acquire during the Term (herein, “Consultant’s Intellectual Property”).  The Consultant shall from time to time execute and deliver such additional instruments of transfer as may be requested by AVT to confirm such transfer to AVT.

For the purpose of this Agreement, “Focus of Research” shall mean the scientific re-education of the immune system to counteract disease entities (“vaccines”) and the “Licensed Rights” shall mean all intellectual property rights licensed by AVT from New York Medical College (“NYMC”) pursuant to the Patent, Know-How and Technology License dated June 24, 2008, as the same may be amended from time to time.

6.2. AVT shall have the exclusive rights to all copyrights, trademarks, patents and other proprietary rights relating to the Consultant’s Intellectual
Property.  All opportunities relating to the Consultant’s Intellectual Property involving third parties shall belong to and be carried out for the account of AVT.  Any developments relating to AVT’s products or technology or the Consultant’s Intellectual Property, including without limitation, inventions, in which the Consultant has participated shall be considered works-for-hire for AVT, and AVT shall have the exclusive rights thereto; and the Consultant shall sign and deliver to AVT any instruments necessary to effect the assignment of such rights to AVT and for AVT to obtain proprietary rights in connection therewith.

                                The obligations set forth in this Section 6 shall continue beyond the conclusion of the Term with respect to inventions, discoveries, improvements and patentable or copyrightable works initiated, conceived or made by the Consultant during the Term and shall be binding upon the Consultant’s assigns, executors, administrators and other legal representatives.

7. Protection of Confidential Information.

7.1. As an inducement to AVT to enter into and perform its obligations under this Agreement, Consultant acknowledges that he has been and will be provided with information about confidential affairs of AVT, including proprietary information about intellectual property rights and technical and business information related to Vaccines and the Licensed Rights (as defined in Section 6 above), including without limitation, chemical compositions, formulae, processing methods, specifications, documentation, designs, trade secrets, technology, know-how, research and development, inventions, patents and copyrights (and any renewals, reissues, extensions, divisions, continuations and continuations in part thereof and registrations, applications, patents of addition and inventors certificates) and other proprietary rights relating to Vaccines and the Licensed Rights, owned or controlled by, granted to or applied for or on behalf of AVT (whether or not patentable or copyrightable), all of which are highly confidential and proprietary.  The Consultant further acknowledges that the services to be performed by him under this Agreement are of a special unique, unusual, extraordinary and intellectual character and that the nature of the relationship of the Consultant with AVT is such that the Consultant is capable of competing with AVT.  In recognition of the foregoing, the Consultant covenants and agrees during the Term and thereafter he will:

7.1.1. keep secret all confidential matters of AVT and not disclose them to anyone outside of AVT, either during or after the Term, except with AVTs” prior written consent;

7.1.2 not make use of any of such confidential matters for his own purposes or the benefit of anyone other than AVT, provided that the restrictions contained in clauses above of this Section shall not apply to information that (A) is required to be disclosed by law or requested by any government, regulatory or self-
regulatory agency or body; or (B) is or becomes generally available to the public other than as a result of the Consultant’s breach of this Section; and

7.1.3. deliver promptly to AVT on termination of this Agreement, or at any time AVT may so request, all confidential memoranda, notes, records, reports and other confidential documents (and all copies thereof) relating to the business of AVT, that he may then possess or have under his control, except that he may retain personal notes, notebooks, journals and diaries provided that such materials do not contain confidential information.

8. Limitation of Sections 6 and 7.

AVT acknowledges that Consultant is currently affiliated with NYMC and that his employment agreement with NYMC provides that intellectual property developed by Consultant in the course of providing services to NYMC is the property of and must be disclosed to NYMC.  AVT agrees that the obligation contained in Section 6 of Consultant to assign to AVT certain intellectual property and the restriction on the disclosure of information by Consultant contained in Section 7 are subject and subordinate to any obligation which Consultant may have to NYMC.  Further, if Consultant’s affiliation with NYMC shall for any reason end and Consultant’s new employer shall reasonably require as a condition to employing Consultant that he grant to it rights inconsistent with and superior to those contained in Sections 6 and 7, Consultant shall be free to do so, provided, such prospective employer is not a for profit commercial enterprise substantially engaged in the development, manufacture and sale of pharmaceutical products directly competitive with those being developed by AVT.

9. Restriction on Competition.

As an inducement to AVT to enter into and perform its obligations under this Agreement, the Consultant covenants and agrees that, during the Term Consultant will not directly or indirectly, as an employee, consultant, manager, agent, contractor, stockholder, officer, owner, partner, licensor, licensee or otherwise, engage in the development, manufacture or sale of vaccine or any of the Licensed Rights.

10. Specific Remedies.

It is understood by the Consultant and AVT that the covenants contained in this Section 10 and Sections 6, 7 and 9 are essential elements of this Agreement and that, but for the agreement of the Consultant to comply with such covenants, AVT would not have agreed to enter into this Agreement.  If the Consultant commits a breach of any of the provisions of Sections 6, 7 or 9 hereof, such breach shall be deemed to be grounds for termination for Cause.  In addition, the Consultant acknowledges that AVT may have no adequate remedy at law if he violates any of the terms thereof.  The Consultant therefore understands and agrees that AVT shall have without prejudice as to any other remedies:

                                10.1. the right upon application to any court of proper jurisdiction and without posting of any bond or other security whatsoever, to a temporary restraining order, preliminary injunction, injunction, specific performance or other equitable relief, it being acknowledged and agreed that any such breach will cause irreparable injury to AVT and that money damages will not provide an adequate remedy to AVT; and

10.2. the right to apply to any court of proper jurisdiction, to require the Consultant to account for and pay over all compensation, profits, monies, accruals, increments and other benefits (collectively the “Benefits”) derived or received by the Consultant as a result of any transaction constituting a breach of any of the provisions of Sections 6, 7,  or 9, and, if a court so orders, the Consultant hereby agrees to account for and pay over such Benefits to AVT.  Each of the rights enumerated in Sections 6, 7, or 9 hereof and the remedies enumerated in Section 10 hereof shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to AVT at law or in equity.

11. Acknowledgments of Consultant and AVT.

11.1. Consultant represents that (i) he has the right to enter into this Agreement and this Agreement constitutes the valid and binding obligation of him enforceable in accordance with its terms and (ii) the execution and delivery of this Agreement by him, and the performance of his obligations hereunder are not in violation of, and do not conflict with or constitute a default under any agreement by which he is bound or any order, decree or judgment to which he is subject.

11.2. AVT represents that (i) it has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, (ii) the execution and delivery of this Agreement by AVT and the performance by AVT of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action and (iii) this Agreement is a legal, valid and binding obligation of AVT..

12. Notices.

Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand and followed by notice by mail or facsimile transmission, (b) three (3) days after the date of deposit in the mails, if mailed by certified or registered mail (return receipt requested), or (c) on the next business day, if mailed by an overnight mail service to the parties or sent by facsimile transmission, if to AVT:

AV Therapeutics, Inc.
20 East 68th Street
New York, New York 10065
Facsimile No. 212-288-2763
Attention: Chief Executive Officer

With a copy to (which shall not be considered to be notice):

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
docasio@srff.com
Attention: Darrin Ocasio, Esq.

if to the Consultant:

Jan Geliebter
1845 East 26th St
Brooklyn, NY 11229

or at such other address or telecopy number (or other similar number) as either party may from time to time specify to the other.  Any notice, consent or other communication required or permitted to be given hereunder shall have been deemed to be given on the date of mailing, personal delivery or telecopy or other similar means (provided the appropriate answer back is received) thereof and shall be conclusively presumed to have been received on the second business day following the date of mailing or, in the case of personal delivery or telecopy or other similar means, the day of delivery thereof, except that a change of address shall not be effective until actually received.

13. Miscellaneous.

13.1. Successors; Binding Effect; Third Party Beneficiaries.  In the event of a future disposition by AVT (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets, AVT will require any successor, by agreement in form and substance reasonably satisfactory to the Consultant or by operation of law, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that AVT would be required to perform if no such disposition had taken place.  As used in this Agreement, “AV THERAPEUTICS” shall mean AVT as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

This Agreement is personal to the Consultant and, without the prior written consent of AVT, shall not be assignable by the Consultant otherwise than by will or the laws of descent and distribution with respect to the Consultant’s rights, if any, to be paid or receive benefits hereunder.  This Agreement shall inure to the benefit of and be enforceable by the Consultant’s legal representatives.  Except for the foregoing, this
Agreement shall not create any rights in favor of any party other than the parties hereto or their respective successors and assigns.

        13.2   Law Governing; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to the principles of conflicts of law).  Each of AVT and the Consultant agrees that the federal or state courts located in the City of New York, State of New York shall have exclusive jurisdiction in connection with any dispute arising out of this Agreement.  Any litigation proceeding under this Agreement shall be confidential in nature to the fullest extent permitted by applicable law.

13.3. Severability.  If any provision of this Agreement, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenants or rights or remedies which shall be given full effect without regard to the invalid portions.  If any of the covenants set forth herein is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form said provision shall then be enforceable.

13.4. Headings.  The headings of this Agreement are for convenience of reference only and shall not affect in any manner any of the terms and conditions hereof.

13.5. Acts and Documents.  The parties agree to do, sign and execute all acts, deeds, documents and corporate proceedings necessary or desirable to give full force and effect to this Agreement.

13.6. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

13.7. Modifications and Waivers.  No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board and is agreed to in writing and signed by the Consultant.  No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13.8  Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior agreements, negotiations and discussions between the parties hereto, there being no extraneous agreements.  This Agreement may be amended only in writing executed by the parties hereto affected by such amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first set forth above.

CONSULTANT

/s/ Jan Geliebter
Jan Geliebter

AV THERAPEUTICS, INC.

By: /s/ Jan Geliebter
Name: Abraham Mittelman, MD
Title: Chief Executive Officer